Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Citigroup Global Markets Holdings Inc. $2,931,000
Buffered Equity Index Basket-Linked Notes due December 8, 2021

All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity. The amount that you will be paid on your notes on the maturity date (December 8, 2021) is based on the performance of an unequally weighted basket (the “basket”) consisting of the EURO STOXX 50® Index (36.00% weight), the TOPIX® Index (27.00% weight), the FTSE® 100 Index (19.00% weight), the Swiss Market Index® (10.00% weight) and the S&P/ASX 200 Index (8.00% weight) (each a “basket index”) as measured from the trade date to and including the determination date (December 6, 2021). The initial basket level is 100.00 and the final basket level on the determination date will equal the sum of the products, as calculated for each basket index, of: (i) (a) the final index level of that basket index divided by (b) the initial index level of that basket index multiplied by (ii) the initial weighted value of that basket index (which is the weight of that basket index times the initial basket level). If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount of $1,326.00 for each $1,000 stated principal amount of your notes. If the final basket level declines from the initial basket level by up to a buffer amount of 10.00%, you will receive the stated principal amount of your notes. However, if the final basket level declines from the initial basket level by more than the 10.00% buffer amount, the return on your notes will be negative and you will lose approximately 1.1111% of the stated principal amount of your notes for every 1% by which that decline exceeds the 10.00% buffer amount. You could lose your entire investment in the notes. In exchange for the upside participation and limited buffer features of the notes, you must be willing to forgo (i) any return in excess of the maximum return at maturity of 32.60% (which results from the maximum settlement amount of $1,326.00 for each $1,000 stated principal amount of your notes), (ii) any dividends paid on the stocks included in the basket indices and (iii) interest on the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the level of the basket from the initial basket level of 100.00 to the final basket level on the determination date. On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

●	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200% times (c) the basket return, subject to the maximum settlement amount;

●	if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

●	if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the basket return plus 10.00% times (c) $1,000. This amount will be less than $1,000 and may be zero.

A decrease in the level of one or more basket indices may offset increases in the levels of one or more other basket indices. Due to the unequal weighting of each basket index, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index® and the S&P/ASX 200 Index.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes. The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-12.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00*	$20.00	$980.00
Total:	$2,931,000.00	$58,620.00	$2,872,380.00

(1) On the date of this pricing supplement, the estimated value of the notes is $980 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

* The issue price is $980.00 per note for investors in certain fee-based advisory accounts, reflecting a foregone underwriting discount with respect to such notes. Please see “Supplemental plan of distribution” on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-08 dated February 15, 2019

•	Underlying Supplement No. 8 dated February 21, 2019

•	Prospectus Supplement and Prospectus each dated May 14, 2018

Citigroup Global Markets Inc.

Pricing Supplement No. 2019-USNCH3283 dated December 5, 2019

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes. In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

Buffered Equity Index Basket-Linked Notes due December 8, 2021

INVESTMENT THESIS

•     For investors who seek modified exposure to the performance of the basket, with the opportunity to participate on a leveraged basis in a limited range of potential appreciation of the basket and a limited buffer against potential depreciation of the basket.

•     In exchange for the leveraged upside exposure and limited buffer feature, investors must be willing to forgo (i) participation in any appreciation of the basket beyond the cap level, (ii) any dividends that may be paid on the stocks included in the basket indices and (iii) interest on the notes. Investors must also be willing to lose some, and up to all, of their investment in the notes if the basket depreciates by more than the buffer amount, with downside exposure to that depreciation on an accelerated basis to the extent the depreciation exceeds the buffer amount.

•     Investors must be willing to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and an investment that may have limited or no liquidity.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 stated principal amount note you then hold, you will receive (as a percentage of the stated principal amount):

•     If the final basket level is above 100.00% of the initial basket level: 100.00% plus the product of the upside participation rate of 200% times the basket return, subject to a maximum settlement amount of 132.60% of the stated principal amount

•     If the final basket level is between 90.00% and 100.00% of the initial basket level: 100.00%

•     If the final basket level is below 90.00% of the initial basket level: 100.00% minus approximately 1.1111% for every 1.00% that the basket has declined below 90.00% of the initial basket level

If the final basket level declines by more than 10.00% from the initial basket level, the return on the notes will be negative and you could lose your entire investment in the notes.

KEY TERMS

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Index	Weight	Initial Weighted Value*
	EURO STOXX 50® Index (ticker: SX5E)	36.00%	36.00
	TOPIX® Index (ticker: TPX)	27.00%	27.00
	FTSE® 100 Index (ticker: UKX)	19.00%	19.00
	Swiss Market Index® (ticker: SMI)	10.00%	10.00
	S&P/ASX 200 Index (ticker: AS51)	8.00%	8.00
	* The initial weighted value of each basket index is equal to its weight times the initial basket level of 100.00.
Stated Principal Amount:	$2,931,000 in the aggregate; each note will have a stated principal amount equal to $1,000
Trade Date:	December 5, 2019
Settlement Date:	December 12, 2019. See “Supplemental plan of distribution” starting on page PS-5 in this pricing supplement for additional information.
Determination Date:	December 6, 2021. The determination date is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to any basket index.
Maturity Date:	December 8, 2021
Initial Basket Level:	100.00
Final Basket Level:	The sum of the products, calculated for each basket index, of: (i) (a) the final index level of that basket index divided by (b) the initial index level of that basket index times (ii) the initial weighted value of that basket index
Initial Index Level of the EURO STOXX 50® Index:	3,648.13
Initial Index Level of the TOPIX® Index:	1,711.41
Initial Index Level of the FTSE® 100 Index:	7,137.85
Initial Index Level of the Swiss Market Index®:	10,363.50
Initial Index Level of the S&P/ASX 200 Index:	6,682.952
Final Index Level:	With respect to each basket index, the closing level of that basket index on the determination date
Basket Return:	The quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage
Upside Participation Rate:	200.00%
Buffer Level:	90.00, which is 90.00% of the initial basket level (equal to a -10.00% basket return)
Buffer Amount:	10.00%
Buffer Rate:	The quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%
Maximum Settlement Amount:	$1,326.00 per $1,000 stated principal amount note
Cap Level:	116.30% of the initial basket level
CUSIP/ISIN:	17327TM45 / US17327TM458

HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Final Basket Level (as % of Initial Basket Level)	Hypothetical Cash Settlement Amount (as % of Stated Principal Amount)
200.000%	132.600%
175.000%	132.600%
150.000%	132.600%
120.000%	132.600%
116.300%	132.600%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

RISKS

Please read the section titled “Summary Risk Factors” in this pricing supplement as well as the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the basket indices. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding certain of the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Basket:

Basket Index*	Weight	Initial Weighted Value**
EURO STOXX 50® Index	36.00%	36.00
TOPIX® Index	27.00%	27.00
FTSE® 100 Index	19.00%	19.00
Swiss Market Index®	10.00%	10.00
S&P/ASX 200 Index	8.00%	8.00

* Each basket index is referred to as an “underlying index” and the sponsor for each basket index is referred to as an “underlying index publisher” in the accompanying product supplement.

** The initial weighted value of each basket index is equal to its weight times the initial basket level of 100.00.

Stated principal amount: each note will have a stated principal amount of $1,000; $2,931,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the stated principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” starting on page PS-15 of this pricing supplement

Cash settlement amount (paid on the maturity date): on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

●	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;

●	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

●	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000

Initial basket level: 100.00

Final basket level: the sum of the products, calculated for each basket index, of: (i) (a) the final index level of that basket index divided by (b) the initial index level of that basket index times (ii) the initial weighted value of that basket index

Initial index level of the EURO STOXX 50® Index: 3,648.13

Initial index level of the TOPIX® Index: 1,711.41

Initial index level of the FTSE® 100 Index: 7,137.85

Initial index level of the Swiss Market Index®: 10,363.50

Initial index level of the S&P/ASX 200 Index: 6,682.952

Final index level: with respect to each basket index, the closing level of that basket index on the determination date; except in the limited circumstances described under “Description of the Securities — Certain Additional Terms for Securities Linked to an

Underlying Index — Discontinuance or Material Modification of an Underlying Index” on page EA-39 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Determining the Closing Level” on page EA-36 of the accompanying product supplement and “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-21 of the accompanying product supplement.

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage

Upside participation rate: 200.00%

Cap level: 116.300% of the initial basket level

Maximum settlement amount: $1,326.00 per $1,000 stated principal amount note

Buffer level: 90.00, which is 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Trade date: December 5, 2019. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): December 12, 2019. See “Supplemental plan of distribution” below for additional information.

Determination date: December 6, 2021. The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to any basket index, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” on page EA-21 of the accompanying product supplement. For the avoidance of doubt, as described in the accompanying product supplement, if the determination date is postponed for a reason that affects fewer than all of the basket indices, the final basket level will be calculated based on (i) for each unaffected basket index, its closing level on the originally scheduled determination date and (ii) for each affected basket index, its closing level on the determination date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled determination date on which a market disruption event did not occur with respect to that basket index).

Maturity date: December 8, 2021

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption before maturity

Business day: as described under “Description of the Securities — General” on page EA-20 in the accompanying product supplement.

Scheduled trading day: with respect to each basket index, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” on page EA-37 of the accompanying product supplement.

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 2.00% of the stated principal amount. The issue price for notes purchased by certain fee-based advisory accounts is 98.00% of the stated principal amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this pricing supplement with respect to such notes is 0.00%). In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on pages EA-52 and EA-53 in the accompanying product supplement.

Calculation Agent: CGMI

CUSIP: 17327TM45

ISIN: US17327TM458

HYPOTHETICAL EXAMPLES

The table, chart and examples below are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity.

The table, chart and examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket indices have been highly volatile in the past — meaning that the levels of the basket indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period. Investors in the notes will not receive any dividends on the stocks that constitute the basket indices. The table and chart below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices” below.

The information in the table, chart and examples below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table, chart or examples below such as interest rates, the volatility of the basket indices, the correlation among the basket indices and our and Citigroup Inc.’s creditworthiness. Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement. It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table, chart and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Cap level	116.30 which is 116.30% of the initial basket level
Maximum settlement amount	$1,326.00 per $1,000 stated principal amount note
Buffer level	90.00, which is 90.00% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10.00%

Neither a market disruption event nor a non-scheduled trading day with respect to any basket index occurs on the originally scheduled determination date

No change in or affecting any of the stocks comprising the basket indices or the method by which the sponsors of the basket indices calculate the basket indices

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

The actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket index levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket and the Basket Indices” below.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Stated Principal Amount)
200.000%	132.600%
175.000%	132.600%
150.000%	132.600%
120.000%	132.600%
116.300%	132.600%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%

75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose approximately 72.222% of your investment. In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the stated principal amount), or 132.600% of each $1,000 stated principal amount of your notes, as shown in the table above. As a result, you would not benefit from any increase in the final basket level over 116.300% of the initial basket level.

The table above demonstrates the diminishing benefit of the buffer feature of the notes the lower the final basket level. For example, if the final basket level were determined to be 75.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 83.333% of the stated principal amount of your notes, resulting in an effective buffer (i.e., the difference between the basket return and your return on the notes) of approximately 8.333%. However, if the final basket level were determined to be 50.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 55.556% of the stated principal amount of your notes, resulting in an effective buffer of only approximately 5.556%. The lower the final basket level, the lower the effective buffer provided by the notes will be.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the stated principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 116.300% (the section right of the 116.300% marker on the horizontal axis) would result in a capped return on your investment.

Set forth below are five examples of cash settlement amount calculations, reflecting a maximum settlement amount of $1,326.00 per $1,000 stated principal amount note and assuming final index levels for each basket index as indicated

in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

The levels in Column A represent the hypothetical initial index levels for each basket index, and the levels in Column B represent the hypothetical final index levels for each basket index. The percentages in Column C represent the hypothetical final index levels in Column B expressed as percentages of the corresponding hypothetical initial index levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket index, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage.

The hypothetical initial index level for each basket index of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial index level for that basket index. For historical data regarding the actual historical levels of the basket indices, please see the historical information set forth below under “The Basket and the Basket Indices.”

Example 1: The final basket level is greater than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	150.00	150.00%	36.00	54.00
TOPIX® Index	100.00	155.00	155.00%	27.00	41.85
FTSE® 100 Index	100.00	160.00	160.00%	19.00	30.40
Swiss Market Index®	100.00	170.00	170.00%	10.00	17.00
S&P/ASX 200 Index	100.00	175.00	175.00%	8.00	14.00
			Final Basket Level		157.25
			Basket Return		57.25%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 157.25, which is greater than the cap level of 116.30, the hypothetical cash settlement amount would be capped at the maximum settlement amount of $1,326.00 per note.

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	36.00	37.80
TOPIX® Index	100.00	105.00	105.00%	27.00	28.35
FTSE® 100 Index	100.00	110.00	110.00%	19.00	20.90
Swiss Market Index®	100.00	103.00	103.00%	10.00	10.30
S&P/ASX 200 Index	100.00	107.75	107.75%	8.00	8.62
			Final Basket Level		105.97
			Basket Return		5.97%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 105.97, which is less than the cap level of 116.30, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + ($1,000 × 200.00% × 5.97%) = $1,119.40

Example 3: The final basket level is less than the initial basket level but greater than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	101.08	101.08%	36.00	36.39
TOPIX® Index	100.00	90.00	90.00%	27.00	24.30

FTSE® 100 Index	100.00	85.00	85.00%	19.00	16.15
Swiss Market Index®	100.00	95.00	95.00%	10.00	9.50
S&P/ASX 200 Index	100.00	110.00	110.00%	8.00	8.80
			Final Basket Level		95.14
			Basket Return		-4.86%

In this example, even though the hypothetical final index levels for the EURO STOXX 50® Index and the S&P/ASX 200 Index are greater than their hypothetical initial index levels, the negative returns of the TOPIX® Index, the FTSE® 100 Index and the Swiss Market Index® more than offset the positive returns on the EURO STOXX 50® Index and the S&P/ASX 200 Index, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.14 is greater than the buffer level of 90.00, the hypothetical cash settlement amount would equal $1,000.00 per note.

Example 4: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	42.00	42.00%	36.00	15.12
TOPIX® Index	100.00	65.00	65.00%	27.00	17.55
FTSE® 100 Index	100.00	75.00	75.00%	19.00	14.25
Swiss Market Index®	100.00	77.00	77.00%	10.00	7.70
S&P/ASX 200 Index	100.00	65.00	65.00%	8.00	5.20
			Final Basket Level		59.82
			Basket Return		-40.18%

In this example, the hypothetical final index level of each basket index is less than its hypothetical initial index level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 59.82 and is less than the buffer level of 90.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + [$1,000 × (100.00/90.00) × (-40.18% + 10.00%)] = $664.67

Example 5: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	36.00	14.40
TOPIX® Index	100.00	102.00	102.00%	27.00	27.54
FTSE® 100 Index	100.00	101.00	101.00%	19.00	19.19
Swiss Market Index®	100.00	130.00	130.00%	10.00	13.00
S&P/ASX 200 Index	100.00	130.00	130.00%	8.00	10.40
			Final Basket Level		84.53
			Basket Return		-15.47%

In this example, the hypothetical final index level of the EURO STOXX 50® Index is less than its hypothetical initial index level, while the hypothetical final index levels of the other four basket indices are each greater than their hypothetical initial index levels.

Because the basket is unequally weighted, increases in the lower weighted basket indices will be offset by decreases in the higher weighted basket indices. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though the levels of the other basket indices increased.

Since the hypothetical final basket level is 84.53 and is less than the buffer level of 90.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + [$1,000 × (100.00/90.00) × (-15.47% + 10.00%)] = $939.22

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket indices that may not be achieved on the determination date. The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” on page PS-13 of this pricing supplement.

We cannot predict the actual final basket level or what the value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket index and the value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the return on the notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the table, chart and examples above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket indices. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer amount, you will receive less than the stated principal amount of your notes at maturity. You should understand that any depreciation of the basket beyond the buffer amount will result in a loss of more than 1% of the stated principal amount for each 1% by which the depreciation exceeds the buffer amount, which will progressively offset any protection that the buffer amount would offer. Accordingly, the lower the final basket level, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On the Notes Is Limited

Your potential total return on the notes at maturity is limited by the maximum settlement amount. Any increase in the final basket level over the cap level will not increase your return on the notes and will progressively reduce the effective degree of your participation in the appreciation of the basket.

Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Payment at Maturity Depends on the Closing Levels of the Basket Indices on a Single Day

Because your payment at maturity depends on the closing levels of the basket indices solely on the determination date, you are subject to the risk that the closing levels of the basket indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of your notes prior to maturity will fluctuate based on the level and volatility of the basket indices and a number of other factors, including the price and volatility of the stocks that constitute the basket indices, the correlation among the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

The Basket Indices May Offset Each Other

The performance of one basket index may not correlate with the performance of the other basket indices. If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even depreciate. In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

The Basket Indices Are Unequally Weighted

The basket indices are unequally weighted. Accordingly, the performance of the basket indices with the higher weighting (in this case, the EURO STOXX 50® Index and, to a lesser extent, the TOPIX® Index and the FTSE® 100 Index) will influence the cash settlement amount to a greater degree than the performance of the basket indices with the lower weighting (in this case, the Swiss Market Index® and S&P/ASX 200 Index). If the basket indices with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket indices.

The Basket Indices are Subject to Risks Associated With Foreign Equity Securities

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Performance of the Basket Indices Will Not Be Adjusted for Changes in Currency Exchange Rates

The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the Swiss Market Index® is composed of stocks traded in Swiss franc and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket indices and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro, Japanese yen, pound sterling, Swiss franc and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

An Investment in the Notes is Not a Diversified Investment

The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment. First, although the basket indices differ in important respects, they each track the performance of developed non-U.S. equity markets, and each may perform poorly if there is a global downturn in equity markets generally or in developed non-U.S. equity markets in particular. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

Our Offering of the Notes Does Not Constitute a Recommendation of the Basket or the Basket Indices

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the basket indices or in instruments related to the basket indices or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket indices. These and other activities of our affiliates may affect the levels of the basket indices in a way that has a negative impact on your interests as a holder of the notes.

The Level of a Basket Index May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities. These activities could affect the levels of the basket indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines. If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events, or the discontinuance of a basket index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Adjustments to the Basket Indices May Affect the Value of Your Notes

The sponsors of the basket indices may add, delete or substitute the stocks that constitute the basket indices or make other methodological changes that could affect the levels of the basket indices. The sponsors of the basket indices may discontinue or suspend calculation or publication of the basket indices at any time without regard to your interests as holders of the notes.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase your notes at a premium to the stated principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the stated principal amount. For example, if you purchase your notes at a premium to the stated principal amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET INDICES

The Basket

The basket consists of five basket indices with the following weights within the basket: the EURO STOXX 50® Index (36.00%), the TOPIX® Index (27.00%), the FTSE® 100 Index (19.00%), the Swiss Market Index® (10.00%) and the S&P/ASX 200 Index (8.00%).

Historical Information

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the pricing date for these notes. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 6, 2014 to December 5, 2019, assuming that the basket was created on January 6, 2014 with the same basket indices and corresponding weights in the basket and with a level of 100.00 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index, including certain risks that are associated with an investment linked to the EURO STOXX 50® Index. In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .www.stoxx.com, (including information regarding (i) the top ten constituents and their respective weightings, (ii) the sector weightings and (iii) the country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the EURO STOXX 50® Index

The closing level of the EURO STOXX 50® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the EURO STOXX 50® Index during the period shown below is not an indication that the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the EURO STOXX 50® Index as an indication of the future performance of the EURO STOXX 50® Index. We cannot give you any assurance that the future performance of the EURO STOXX 50® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50® Index. The actual performance of the EURO STOXX 50® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2014 to December 5, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the EURO STOXX 50® Index on December 5, 2019 was 3,648.13.

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market. It comprises all domestic common stocks listed on the TSE First Section. Stocks listed on the TSE First Section are generally large companies with longer established and more actively traded issues. The TOPIX® Index is calculated and maintained by the Tokyo Stock Exchange. The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc., and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index. In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .www.jpx.co.jp/english/markets/indices/topix/, (including information regarding (i) the top ten constituents and their respective weightings, and (ii) the sector weightings. We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the TOPIX® Index

The closing level of the TOPIX® Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the TOPIX® Index during the period shown below is not an indication that the TOPIX® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the TOPIX® Index as an indication of the future performance of the TOPIX® Index. We cannot give you any assurance that the future performance of the TOPIX® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the TOPIX® Index. The actual performance of the TOPIX® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the TOPIX® Index for each day such level was available from January 6, 2014 to December 5, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the TOPIX® Index on December 5, 2019 was 1,711.41.

FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index. In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .http:// .www.ftse.com/products/indices/uk, (including information regarding (i) the top five constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

In addition to the eligibility criteria discussed under “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement, in order to be included in the FTSE® 100 Index, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the FTSE® 100 Index who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.

Historical Closing Levels of the FTSE® 100 Index

The closing level of the FTSE® 100 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the FTSE® 100 Index during the period shown below is not an indication that the FTSE® 100 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the FTSE® 100 Index as an indication of the future performance of the FTSE® 100 Index. We cannot give you any assurance that the future performance of the FTSE® 100 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the FTSE® 100 Index. The actual performance of the FTSE® 100 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the FTSE® 100 Index for each day such level was available from January 2, 2014 to December 5, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the FTSE® 100 Index on December 5, 2019 was 7,137.85.

Swiss Market Index®

We obtained all information contained in this pricing supplement regarding the Swiss Market Index (SMI®), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, SIX Swiss Exchange AG, the sponsor of the Swiss Market Index (SMI®) (“SSE”). SSE has no obligation to continue to publish, and may discontinue publication of, the Swiss Market Index (SMI®) at any time. We have not independently verified the accuracy or completeness of any information with respect to the Swiss Market Index (SMI®) in connection with the offer and sale of notes.

The Swiss Market Index (SMI®) does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

General

The Swiss Market Index (SMI®) represents approximately 85% of the free float capitalization of the Swiss equity market. The Swiss Market Index (SMI®) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The Swiss Market Index (SMI®) was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. The Swiss Performance Index® is intended to represent Switzerland’s overall stock market. The Swiss Market Index (SMI®) is updated in real time after each transaction and published every second.

The Swiss Market Index (SMI®) comprises the 20 highest ranked securities traded on the Swiss Performance Index®. The ranking of each security is determined by a combination of the following criteria:

•	Average free-float market capitalization (compared to the capitalization of the entire Swiss Performance Index®); and

•	Cumulated on order book turnover (compared to the total turnover of the Swiss Performance Index®).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the Swiss Market Index (SMI®) if it ranks 18 or better in the selection list. A share ranked 19 or 20 is admitted only if a share included in the Swiss Market Index (SMI®) meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the Swiss Market Index (SMI®) if it ranked 23 or lower in the selection list. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the Swiss Market Index (SMI®) maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March (after close of trading), the third Friday in June (after close of trading), the third Friday in September (after close of trading) and the third Friday in December (after close of trading).

Capped Weightings and Intra-Quarter Breaches

The weight of any index constituent that exceeds a weight of 18% within the index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the index by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Computation of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the Swiss Market Index (SMI®) by a divisor:

Is =	M
	S	pi,s * xi, t * fi,t * rs * Ci,t
i=l
Dt

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the Swiss Market Index (SMI®); pi,s is the last-paid price of security i; xi, t is the number of shares of security i on day t; fi,t is the free float for security i on day t; rs is the current CHF exchange rate at time s; and C is the capping factor for security i on day t.

The divisor is a technical number used to calculate the Swiss Market Index (SMI®). If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

License Agreement with SIX Swiss Exchange AG

“SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to Citigroup Global Markets Holdings Inc., other than the licensing of the Swiss Market Index (SMI®) and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

•	sponsor, endorse, sell or promote the notes.

•	recommend that any person invest in the notes.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes.

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

•	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®);

o	The accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data;

o	The merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data;

o	The performance of the notes generally.

•	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data;

•	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

•	The licensing Agreement between Citigroup Global Markets Holdings Inc. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.”

In addition, information about the Swiss Market Index® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .www.six-swiss-exchange.com/indices/data_centre/shares/smi_en.html, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the Swiss Market Index®

The closing level of the Swiss Market Index® has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the Swiss Market Index® during the period shown below is not an indication that the Swiss Market Index® is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Swiss Market Index® as an indication of the future performance of the Swiss Market Index®. We cannot give you any assurance that the future performance of the Swiss Market Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Swiss Market Index®. The actual performance of the Swiss Market Index® over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the Swiss Market Index® for each day such level was available from January 3, 2014 to December 5, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the Swiss Market Index® on December 5, 2019 was 10,363.50.

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. The A&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.  In addition, information about the SPX/ASX 200 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .http.:// .us.spindices.com/indices/equity/sp-asx-200 (including information regarding (i) the top ten constituents, (ii) the sector weightings and (iii) the country weightings). As of the close of business on September 21, 2018, S&P Dow Jones Indices LLC and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P/ASX 200 Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the S&P/ASX 200 Index

The closing level of the S&P/ASX 200 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the S&P/ASX 200 Index during the period shown below is not an indication that the S&P/ASX 200 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the S&P/ASX 200 Index as an indication of the future performance of the S&P/ASX 200 Index. We cannot give you any assurance that the future performance of the S&P/ASX 200 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P/ASX 200 Index. The actual performance of the S&P/ASX 200 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the S&P/ASX 200 Index for each day such level was available from January 2, 2014 to December 5, 2019. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the S&P/ASX 200 Index on December 5, 2019 was 6,682.952.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.